AGREEMENT

THIS AGREEMENT made between Bridges Investment Fund, Inc., a Nebraska corporation (hereinafter called the “Fund”), and Bridges Investment Management, Inc., a Nebraska corporation (hereinafter called the “Manager”),

WITNESSETH,

1.   Appointment. The Fund hereby appoints Manager to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Management.

(a)  Subject to the supervision of the Fund’s Board of Directors, Manager will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund’s investment portfolio. The Fund hereby employs the Manager to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. Manager will determine from time to time what securities and other investments will be purchased, retained, or sold by the Fund; and shall execute or direct the execution of all such transactions with the issuer of such securities, with broker and dealers, and in any other manner permitted by law that is in the best interest of the Fund and its shareholders.

(b)  Manager will provide the services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s most recent prospectus and statement of additional information and resolutions of the Fund’s Board of Directors.

(c)  Manager agrees that it will comply with the Investment Company Act of 1940, the Investment Advisers Act of 1940, all applicable rules and regulations of the Securities and Exchange Commission, the provisions of the Internal Revenue code relating to regulated investment companies, other applicable laws and regulations, and policy decisions adopted by the Fund’s Board of Directors as made from time to time, including all rules, regulations and policies relating to the trading and ownership of Fund and portfolio securities by Manager and its affiliated persons.

3.  Provision of Support Services and Payment of Expenses by Manager. Manager at its own expense shall furnish office space to the Fund and all necessary office facilities, equipment and personnel for managing the assets of the Fund. Manager shall also assume and pay all other expenses incurred by it in connection with the management of the assets of the Fund, all expenses of registering the Fund under the Investment Company Act of 1940, of maintaining the registration of shares of the Fund under the Securities Act of 1933, and of initially qualifying and maintaining the qualification of shares of the Fund in whole or in part under the Securities Laws of such states as the Fund may from time to time designate.

4.  Payment of Expenses by Fund. The Fund shall pay or cause to be paid the charges of any depositaries or custodians appointed by it for the safekeeping of its cash, securities and other property and of any transfer agents and registrars of the Fund; the charges of legal counsel and of independent auditors (not including charges in respect of the registration and qualification of shares referred to in Section 3 above); all expenses of bookkeeping (to the extent that such bookkeeping services are not rendered by the Manager in connection with the management of the assets of the Fund) and of publication of notices and reports to its shareholders; the expenses of printing and mailing stock certificates on any issue or sale of shares by the Fund; all taxes and corporate fees payable to federal, state or other government agencies, and all stamp taxes.

5.  Compensation to Manager. For the services to be rendered and the charges and expenses to be assumed and paid by the Manager hereunder, the Fund shall pay to the Manager a quarterly fee of one-eighth (1/8) of one percent (1%) of the average net asset value of the Fund as determined as of the close of each month of the quarterly period.

6.  Maximum Expenses of Fund. The total expenses of the Fund, exclusive of stamp and other taxes but including the fees paid to the Manager, shall not in any year exceed in the aggregate a maximum of one and one-half per cent (1 ½%) of the average net asset value of the Fund of such year as determined as of the close of each month thereof, and the Manager agrees to reimburse the Fund for any sums expended therefore in excess of such amount.

7.  Services Not Exclusive. The services of the Manager to the Fund hereunder are not to be deemed exclusive and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

8.  Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940 (“1940 Act”), Manager agrees that all records which it maintains for the Fund are the property of the Fund, and further agree to surrender promptly to the Fund any of such records upon the Fund’s request. Manager further agrees to preserve for the period prescribed by the 1940 Act and the regulations promulgated thereunder all records required to be maintained by Rule 31a-1 under the 1940 Act.

9.  Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Fund and Manager. No amendment of this Agreement shall be effective until approved by a vote of a majority of the outstanding voting shares of the Fund.

10.  Duration and Termination.

(a)  This Agreement shall continue in full force and effect for a period of one year from the date hereof, and shall continue thereafter in full force and effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the vote of a majority of those members of the Fund’s Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Fund’s Board of Directors, or by a vote of a majority of the outstanding voting securities of the Fund.

(b)  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund, by vote of the Fund’s Board of Directors or by a vote of a majority of the outstanding shares of the Fund, or by the Manager, upon giving sixty (60) days’ written notice to the other party.

(c)  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Investment Company Act of 1940).

11.  Submission for Approval. This Agreement will be submitted for approval of the majority of the outstanding shares of the Fund at the Fund’s 2004 Annual Meeting of the Shareholders.

IN WITNESS WHERE, the parties have caused this instrument to be executed this day of April 17, 2004.

BRIDGES INVESTMENT FUND, INC.

By: /s/ Edson L. Bridges, II
           Edson L. Bridges II, Chairman

ATTEST:

/s/ Mary Ann Mason
Mary Ann Mason, Secretary

BRIDGES INVESTMENT MANAGEMENT, INC.

By: /s/ Edson L. Bridges, III
           Edson L. Bridges III, President

ATTEST:

/s/ Kathleen J. Stranik
Kathleen J. Stranik
Assistant Secretary